<logo> The Huntington Mortgage Company
7575 Huntington Park Drive
Columbus, Ohio 43235
Norwest Bank of Minnesota. N.A.
11000 Broken Land Columbia, MD 21044-3562
Attn: Tracey Waldman

Re:  Officer's Certificate

Dear Master Servicer:

The undersigned officer certifies the following for the 1996 fiscal year:

(A)	I have reviewed the activities and performance of the
Servicer during the preceding fiscal year under the terms of the Servicing Agreement. Trust Agreement. Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these officers knowledge. the Servicer has fulfilled all of its duties. responsibilities or obligations under these Agreements throughout such year. or if there have been a default or failure of the servicer to perform any such duties. responsibilities or obligations. a description of each default or failure and the nature and status thereof have been reported to Norwest Bank of Minnesota. N.A.;

(B)	I have confirmed that the Servicer is currently an
approved FNMA or FHLMC servicer in good standing;

(C)	I have confirmed that the Fidelity Bond. the Errors and
Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement. Trust Agreement.
Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D)	All premiums for each Hazard Insurance Policy. Flood
Insurance Policy (if applicable) and Primary Mortgage
Insurance Policy (if applicable). with respect to each Mortgaged Property, have been paid and that all such Insurance policies are in full force and effect:

(E)	All real estate taxes, governmental assessments and any
other expenses accrued and due. that if not paid could result in a lien or encumbrance on any Mortgaged Property.
have been paid. or if any such costs or expenses have not been paid with respect to any Mortgaged Property. the reason for the non-payment has been reported to Norwest Bank Minnesota. N.A.:

(F)	All Custodial Accounts have been reconciled and are properly funded: and

(G)	All annual reports of Foreclosure and Abandonment of
Mortgage Property required per section 60503 and 6050P of the Internal Revenue Code have been prepared and filed.

Certified By

/s/Bradford C. Noutwift
VICE PRESIDENT
MAY 13, 1997

A subsidiary of The Huntington National Bank